UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Yahoo! Inc.

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On July 17, 2008, Yahoo! Inc. (the “Company”) posted the following text on its website at http://proxyfacts.yahoo.com (the “Landing Page”):
“It’s hard to understand these technology companies.”* — Carl Icahn *“Activists Test Silicon Valley — Icahn Is Latest Investor Trying to Unlock Value In Technology Industry,” The Wall Street Journal. Pui-Wing Tam and Vauhini Vara. October 20, 2007.
Stockholder Information
•	Press Releases (http://yhoo.client.shareholder.com/proxy/releases.cfm)

•	Presentations to Stockholders (http://yhoo.client.shareholder.com/proxy/presentations.cfm)

•	Letters to Stockholders (http://yhoo.client.shareholder.com/proxy/letter-stockholders.cfm)

•	Proxy Materials (http://yhoo.client.shareholder.com/proxy/proxy-materials.cfm)
Stockholders, Vote Now! (http://yhoo.client.shareholder.com/proxy/proxy-voting.cfm)
The Icahn Slate Is Not the Right Answer for Yahoo!
On May 15, 2008, Carl Icahn announced his intent to nominate a slate of directors for election at Yahoo!’s 2008 annual meeting of stockholders to take control of Yahoo!. When Mr. Icahn began his proxy contest he had no articulated plan for Yahoo! other than a sale of the Company to Microsoft and today he still lacks a strategy that makes sense for Yahoo! stockholders. His current plan is a complex restructuring of the Company which includes a sale of Yahoo!’s valuable search business to Microsoft.
Ironically, Mr. Icahn previously urged Yahoo! not to sell its search business to Microsoft. Specifically, in an interview on CNBC’s Fast Money program, on June 4, 2008, Mr. Icahn said, “... it’s crazy for this company now to do this alternative deal and give the store away, because obviously, an alternative deal is a poison pill because once you’ve done an alternative deal and given the search to Microsoft, you don’t need Microsoft to buy you anymore. So, that would be a poison pill....”

Yahoo!’s Experienced Board and Executive Leadership Are Positioning Yahoo! for Future Success
Yahoo! is a leading global Internet brand with large valuable audiences, talented people, and leading monetization platforms with substantial scale. Yahoo! is one of the top two global online advertising companies and has leading positions in both search and display.
With a one-of-a-kind combination of assets including trusted consumer relationships with over 500 million users, #1 or #2 ranking online properties in major categories and valuable mobile and emerging market franchises, Yahoo! is well positioned for long-term success.
Our current Board and management team have consistently focused on maximizing stockholder value. They have proactively engaged in multiple discussions with Microsoft and at all times, publicly and privately expressed openness to a transaction. And they negotiated and signed an agreement with Google to accelerate our strategic plan.
Now, Yahoo! stockholders face a historic vote that will determine the Company’s future.
The choice for Yahoo! stockholders is clear: re-elect your experienced and dedicated Board with a clear strategy and a demonstrated commitment to create value for Yahoo! stockholders, or turn your Company and its uniquely valuable combination of assets over to Carl Icahn and his nominees and allow Microsoft and Mr. Icahn to dismantle the Company and deliver our search business to Microsoft on terms that would be disadvantageous to Yahoo! stockholders.
We strongly urge you to vote today for the re-election of the current Yahoo! Board of Directors.
Stockholders, Vote Now! (http://yhoo.client.shareholder.com/proxy/proxy-voting.cfm)
Icahn’s Recent Involvements with Public Companies (1)

	Involved	Change in Stock Price Since Initial
Company	Since	Involvement(2)
Amylin Pharmaceuticals Inc.	May 2008	ê	>(20%)
Enzon Pharmaceuticals, Inc.	Mar 2008	ê	>(15%)
The Greenbrier Companies	Feb 2008	ê	>(5%)

	Involved	Change in Stock Price Since Initial
Company	Since	Involvement(2)
Guaranty Financial	Jan 2008	ê	>(70%)
Federal-Mogul Corp.	Jan 2008	ê	>(30%)
BEA Systems	Sept 2007(3)	é	>45%
Biogen Idec	Aug 2007	é	>1%

Motorola Inc.	Jan 2007	ê	>(60%)
Cyberonics, Inc.	Jan 2007	é	>20%

WCI Communities Inc.	Jan 2007	ê	>(90%)
Telik, Inc.	Jan 2007	ê	>(80%)
Lear Corporation	Oct 2006	ê	>(45%)
Time Warner Inc.	Aug 2005	ê	>(20%)
Temple Inland, Inc.	Feb 2005	ê	>(55	%)(4)
Blockbuster Inc.	Dec 2004	ê	>(70%)

Source: Company public filings, news reports. Represents all transactions outstanding or closed in 2008 in which Icahn has filed a 13D, launched a proxy contest or currently holds a Board seat.

(1)	The companies listed here are companies in which Carl Icahn has invested in the stock and sought to obtain Board membership and/or influence the strategic direction of the company. The stock prices of these companies may have fluctuated for a variety of reasons, including reasons unrelated to Mr. Icahn’s involvement. Past performance of companies in which Icahn has invested may not be indicative of future performance of the same or other investments.

(2)	Change in stock price calculated based on the difference between share price as of July 14, 2008 and share price 1-day prior to the first public announcement of Icahn’s involvement.

(3)	Acquisition completed by Oracle on April 29, 2008.

(4)	Includes value returned to stockholders in connection with the spin-offs of Guaranty Financial Group and Forestar Real Estate Group.

The Company will provide links to the Landing Page from the following banner advertisements and footer appearing on its home page at http://www.yahoo.com commencing July 18, 2008:
Banner Advertisement #1: A Message from Yahoo! Your Yahoo!. Your Vote. Learn more (http://proxyfacts.yahoo.com).
Banner Advertisement #2: A Message for Yahoo! Stockholders THIS COULD BE THE MOST IMPORTANT ELECTION BEFORE NOVEMBER. Learn more (http://proxyfacts.yahoo.com).
Banner Advertisement #3: A Message from Yahoo! WE’VE GOT A COUPLE OF EXCLAMATION POINTS TO MAKE. Learn more (http://proxyfacts.yahoo.com).
Banner Advertisement #4: A Message from Yahoo! “It’s hard to understand these technology companies.*” Learn more (http://proxyfacts.yahoo.com).
Footer: Your Yahoo!. Your Vote. Learn more (http://proxyfacts.yahoo.com).